EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 26, 2007 (the “Effective Date”), is made by and between Biomet, Inc., an Indiana corporation (the “Company”), and Jeffrey R. Binder (the “Executive”).

WHEREAS, the Company desires to engage the Executive, and the Executive desires to be engaged by the Company, as President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Employment Agreement.  On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.  Terms used herein with initial capitalization not otherwise defined are defined in Section 22.

2.             Term.  The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the “Initial Term”).  The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on January 1, 2010 and each subsequent January 1, unless and until the Company or Executive provides written notice to the other party in accordance with Section 13 hereof not less than 90 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of this Agreement shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth.  Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”

3.             Position and Duties.  During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company.  In such capacities, the Executive shall report to the Board (or, if the Company becomes a subsidiary of a different entity, the board of directors of the Company’s ultimate parent company).  During the Employment Period, the Executive shall have the powers and authority customarily exercised by individuals serving as president and chief executive officer of a company of the size and nature of the Company.  In addition, on the Effective Date the Executive shall be appointed as a member of the Company’s Board of Directors (the “Board”) and appointed to the Board’s Executive Committee, if existing at the time.  During the Employment Period, the Board shall nominate the Executive for re-election to the Board at the annual meeting(s) that the Executive’s position is up for re-election in the ordinary course.  The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to serve as a member of the board of directors of another company approved by the Board, to serve on civic, charitable, educational, religious, public interest or public service boards approved by the Board, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.             Place of Performance.  During the Employment Period, the Executive shall be based primarily at the principal executive offices of the Company in Warsaw, Indiana, except for reasonable travel on the Company’s business consistent with the Executive’s position.

5.             Compensation and Benefits; Options; Change in Control.

(a)           Base Compensation.  During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $650,000 per year.  The Base Salary shall be reviewed for increase by the Company no less frequently than annually and shall be increased in the discretion of the Company and any such adjusted Base Salary shall constitute “Base Salary” for purposes of this Agreement.  The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b)           Annual Bonus.  The Executive shall be given the opportunity to earn an annual incentive bonus for each fiscal year that ends during the Employment Period in accordance with the annual bonus plan generally applicable to the Company’s executive officers who are subject to Internal Revenue Code (the “Code”) Section 162(m), as the same may be in effect from time to time (the “Annual Plan”).  The Executive’s target annual incentive bonus opportunity under the Annual Plan shall be no less than 100% of the Executive’s Base Salary for on-target performance with the possibility of exceeding 100% for high achievement, and Executive’s Annual Plan bonus shall be pro-rated for the number of months (including a full month for any partial month) for the Company fiscal year in which Executive begins his employment.  The actual amount payable to the Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the Compensation and Stock Option Committee of the Board (or its successor committee) (the “Compensation Committee”).  Any bonus payable pursuant to this Section 5(b) shall be paid at the same time annual bonuses are payable to other officers of the Company in accordance with the terms of the Annual Plan.

(c)           Equity Awards.  If, and only if, the Agreement and Plan of Merger among the Company, LVB Acquisition, LLC and LVB Acquisition Merger Sub, Inc., dated as of December 18, 2006 (the “Transaction Agreement”), is terminated in accordance with its terms prior to the consummation of the transactions contemplated thereby (the “Transactions”), the Executive shall be entitled to the benefits described in this Section 5(c).  If the Transactions are consummated in accordance with the Transaction Agreement (as amended from time to time), this Section 5(c) shall have no force or effect.  During a period that is at least one (1) week and no more than four (4) weeks after the  termination of the Transaction Agreement, and at the first meeting of the Board during each fiscal year commencing on or after May 31, 2008 if the

Executive is then employed by the Company on the applicable date of grant, the Company shall grant the Executive equity awards having a nominal value on the date of grant of no less than $3,500,000 (each an “Annual Equity Award”), which shall vest in five equal installments on each of the first five anniversaries of the date of this Agreement for the first such Annual Equity Award and on the first five anniversaries of the date of grant for subsequent Annual Equity Awards  if the Executive is then employed by the Company.  The Compensation Committee shall determine the form for the Annual Equity Award in its sole discretion, but it is expected that 50% of the value will be awarded in the form of options and 50% of the value will be awarded in the form of restricted stock or restricted stock units, and all Annual Equity Awards shall have post-termination exercise periods of no less than 90 days (unless the Executive is terminated for Cause, in which case post-termination exercise periods shall be no less than 30 days).  Up to four-sevenths (4/7) of each Annual Equity Award may be granted in the form of restricted stock or restricted stock units the vesting of which will be contingent on the achievement of performance goals mutually agreed upon in good faith by the Compensation Committee and the Executive.  For purposes of this Section 5(c), options or other similar awards shall be valued at the aggregate amount to be recognized by the Company as an expense under FAS 123R and restricted stock, restricted stock units or other similar awards shall have a value equal to the aggregate fair market value (as determined reasonably and in good faith by the Committee) on the date of grant of the shares of the Company’s common stock subject to the award.

(d)           Vacation; Benefits.  During the Employment Period, the Company shall provide to the Executive employee benefits and perquisites on a basis that is no less favorable to that provided to other senior officers of the Company, including participation in the Company’s Deferred Compensation Plan, as in effect from time to time.  Subject to the terms of this Agreement, all benefits are provided at the Company’s sole discretion.  Subject to the terms of this Agreement, the Company shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(e)           Transitional Matters.  In connection with the hiring of the Executive by the Company, the Executive shall additionally be entitled to the following:

(i)            The Company shall make a cash lump sum payment to the Executive in an amount equal to the bonus the Executive is required to repay his former employer in connection with his termination of employment, such amount not to exceed $1,320,000 (the “Make-Whole Bonus”).  The Make-Whole Bonus shall be paid on or before the date on which the Executive repays his former employer.  The Executive shall be required to repay the Make-Whole Bonus to the Company if, prior to the second anniversary of the Effective Date, the Executive terminates his employment with the Company other than for Good Reason or the Company terminates the Executive’s employment for Cause, provided that such repayment obligation shall lapse with respect to twenty-five percent (25%) of the Make-Whole Bonus for each six (6) month period of employment completed by Executive commencing on the Effective Date.

(ii)           Promptly after the Effective Date, the Company will purchase the Executive’s current residence in Winnetka, Illinois at its then appraised value, such amount not to exceed $2,199,000 (the “Purchase Price”).  In the event the Executive recognizes any income as the result of the subsequent sale of his residence by the Company at a price less than the Purchase Price (such amount “Imputed Income”), the Company shall make an additional payment to the Executive in an amount such that after payment of all applicable taxes on such payment, the Executive is left with an amount equal to the aggregate taxes imposed on the Imputed Income.  In addition, the Company shall pay directly, or reimburse the Executive for, the reasonable costs of relocating the Executive’s household from Winnetka, Illinois to Warsaw, Indiana.

(iii)          Unless otherwise required by the reasonable needs of the Company, the Company acknowledges that the Executive will spend weekends during the Employment Period at his home in Austin, Texas.  The Company shall arrange, at its expense, for the Executive to fly once per week to and from the Executive’s Texas home and the Company’s headquarters or such other location reasonably specified by the Company during the Employment Period.  The Company shall not gross up the Executive for taxes incurred in connection with these benefits which shall be calculated in accordance with applicable law; provided, however, if the Executive uses a commercial flight and the income imputed in connection therewith is greater than the amount that would have been imputed to the Executive if he had used a Company-operated aircraft, the Company shall gross up the Executive for taxes incurred on the incremental income associated with the commercial flight.  Notwithstanding anything to the contrary contained herein, the Company’s incremental costs associated with extending these benefits to the Executive shall not exceed $500,000 in any 12-month period.  For purposes of applying this limitation, the Company’s incremental cost for commercial flights shall be the cost of the Executive’s ticket and for flights on Company-operated aircraft shall be the incremental per-hour cost associated with the Executive’s flight(s) and other incremental costs related to such flights, such as landing fees, transportation and housing costs of aircrew and other similar costs.

(f)            Change in Control Agreement.  On the date hereof, the Company and the Executive are entering into a Change in Control Agreement dated the date hereof (the “CIC Agreement”).

6.             Expenses.  The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder.  The Company shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.             Confidentiality, Non-Disclosure and Non-Competition Agreement.  The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company Affiliates.  The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Company Affiliates:

(a)           Non-Disclosure.  During the Executive’s employment with the Company and thereafter, the Executive will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within Executive’s good faith interpretation of the scope of the Executive’s duties.  Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; or (ii) to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b)           Materials.  The Executive will not remove any Company Confidential Information or any other property of the Company or any Company Affiliate from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business.  The Company acknowledges that the Executive, in the ordinary course of his duties, routinely uses and stores Company Confidential Information at home and other locations.  The Executive will return to the Company all Company Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after termination of Executive’s employment.  The Executive agrees to attempt in good faith to identify and return to the Company any copies of any Company Confidential Information after the Executive ceases to be employed by the Company.  Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature (including diaries and calendars), information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c)           No Solicitation or Hiring of Employees.  During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Company Affiliates (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Company Affiliates, and the Executive shall not, directly or indirectly, hire, or participate in the hiring, as an employee, consultant or otherwise, any such person.

(d)           Non-Competition.

(i)            During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Company or a Company Affiliate, or any person or entity who was a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangements with the Company or a Company Affiliate or to transfer existing business from the Company or a Company Affiliate to any other person or entity, (B) provide services anywhere in the United States to any entity that competes with the Company or a Company Affiliate or that provides a product or service competitive with any product or service provided by the Company or any Company Affiliate or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity.  The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non Compete Period, he will provide a copy of this Agreement to such entity and acknowledge, to the Company in writing, that he has done so. Notwithstanding the foregoing, nothing in this Section 7 shall prevent the Executive from providing services to a division or a subsidiary of an entity that does not compete with the Company or any Corporate Affiliate and that does not provide products or services competitive with products or services provided by the Company or any Corporate Affiliate even if other divisions or subsidiaries of that entity compete with the Company so long as the Executive does not have any managerial or supervisory authority with respect to such competitive division or subsidiary.  The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  The Executive further covenants that he shall not challenge the reasonableness of any of the covenants set forth in this Section 7, but reserves the right to challenge the Company’s interpretation of such covenants.

(ii)           If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e)           Publicity.  During the Employment Period, the Executive hereby grants to the Company the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Company or any Company Affiliate.

(f)            Conflicting Obligations and Rights.  The Executive represents and warrants that he is not subject to agreement or contractual commitment that prevents or in any way limits his ability to fully discharge his duties and responsibilities hereunder and that he is not in possession of any confidential or proprietary information of another person or entity that will be used in connection with the discharge of his duties hereunder.  The Executive acknowledges and agrees the accuracy of the foregoing representation and warranty is a condition precedent to the enforceability of the Company’s obligations hereunder.

(g)           Enforcement.  The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives.  The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement.  The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

(h)           Coordination with the CIC Agreement.  The applicability of the provisions of this Section 7 are subject to the terms of the CIC Agreement.

8.             Termination of Employment.  The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)           Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death;

(b)           By the Company.  The Company may terminate the Executive’s employment for:

(i)            Disability.  If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 90 consecutive days or 180 non-consecutive days in any 24-month period and which qualified Executive for long term disability coverage under applicable Company disability plans (a “Disability”); or

(ii)           Cause.  The Company may terminate the Executive’s employment for Cause as defined herein;

(c)           By the Executive.  The Executive may terminate his employment for any reason or for no reason upon not less than 90 days notice to the Company.  During this 90-day period, the Company may, without breaching this Agreement or constituting Good Reason or a Termination without Cause, relieve the Executive of his positions, titles, duties and responsibilities and direct the Executive to cease appearing on Company property.  In addition, upon delivery of such Notice of Termination by the Executive, the Executive shall be deemed to have resigned as a member of the Board.

(d)           Notice of Termination.  Any termination of the Employment Period, other than pursuant to the Executive’s death, shall be effected by delivery to the other party of a notice of termination (a “Notice of Termination”) from the party terminating the Employment Period.

(e)           Other Resignations.  Upon any termination of the Executive’s employment, he shall automatically resign, and shall automatically be deemed to have resigned, from all positions with the Company and Company Affiliates, including his position as a member of the Board.

9.             Compensation Upon Termination.

(a)           Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives.  Upon the Executive’s death, the Company shall pay or provide the following:  (i) the Company shall pay to the Executive’s legal representative or estate, as applicable, the Executive’s Base Salary due through the Executive’s Date of Termination; (ii) the Company shall pay to the Executive’s legal representative or estate, as applicable, a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the average of (x) the annual incentive bonus earned by the Executive for the prior year and (y) the annual incentive bonus the Executive would have received for the current year if his employment had not been terminated, based on the Company’s performance to the date of termination extrapolated through the end of the current year; and (iii) the Company shall pay, at the time when such payments are due, to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.  Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(b)           Disability.  If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(b)(i), (i) the Company shall pay to the Executive the Executive’s Base Salary due through the Executive’s Date of Termination, (ii) the Company shall pay to the Executive a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the average of (x) the annual incentive bonus earned by the Executive for the prior year and (y) the annual incentive bonus the Executive would have received for the current year if his employment had not been terminated, based on the Company’s performance to the date of termination extrapolated through the end of the current year; and (iii) the Company shall pay to the Executive, at the time when such payments are due, the Accrued Benefits and the rights of the Executive with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.  Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(c)           Certain Terminations by the Company or Voluntarily by the Executive.  If, during the Employment Period, the Company terminates the Executive’s employment for Cause or the Executive voluntarily terminates his employment other than for Good Reason, the Company shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(d)           Termination by the Company Other Than in Connection with a Change of Control, or by the Executive for Good Reason other than in Connection with a Change of Control.  If the Company terminates the Executive’s employment during the Employment Period other than for Cause or due to Disability or if Executive terminates the Executive’s employment during the Employment Period for Good Reason, in either event, at a time when the Executive would not also be entitled to benefits under the CIC Agreement if his employment were terminated by the Company without “cause” (as defined in the CIC Agreement) or by the Executive for “good reason” (as defined in the CIC Agreement), Executive shall be entitled to:

(i)            An amount equal to (a) 1.5 times the Base Salary in effect at the date of termination (the “Base Component”) plus (b) 1.5 times the average of (x) the annual incentive bonus earned by the Executive for the prior year and (y) the annual incentive bonus the Executive would have received for the current year if his employment had not been terminated, based on the Company’s performance to the date of termination extrapolated through the end of the current year (the “Bonus Component”, and together with the “Base Component”, the “Severance Benefit”).  The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with the Company’s regular payroll policies over the course of the Non-Compete Period.  If the Executive becomes employed by another employer during that period, the Bonus Component will cease and the Severance Benefit will be limited to the Base Component; provided that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 9(d);

(ii)           If the Executive is eligible for and elects continuation coverage pursuant to COBRA (with respect to the Executive and/or the Executive’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Executive’s termination of employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Executive for such premiums) during the Non-Compete Period;

(iii)          Continued payment of the Executive’s Company-provided car allowance, if any, for a period of twelve months from the termination date;

(iv)          All outstanding options granted to the Executive by the Company (including the Annual Equity Awards) on any common shares of stock of Biomet, Inc., that would have vested in the ordinary course within 12 (twelve) months after the termination date if the Executive’s employment had not been terminated will become immediately vested and exercisable (to the extent not yet vested and exercisable) as of the termination date and all vested options shall remain exercisable until the earlier of (x) the expiration of their original term (such expiration not to be affected by any post-termination exercise period) or (y) 18 (eighteen) months from the date of termination. To the extent not otherwise provided under the written agreement, if any, evidencing the grant of any restricted common shares of stock of the Company to the Executive, all such outstanding shares that have been granted to the Executive subject to restrictions that would have lapsed in the ordinary course within 12 (twelve) months after the termination date if the Executive’s employment had not been terminated will vest automatically upon the termination date, and the Executive will become the owner of such shares free and clear of all such restrictions.  The Company shall pay the Executive an additional $1,000,000 in a cash lump sum if, and only if, a termination described in this Section 9(d) occurs prior to the grant by the Company to the Executive of the first Annual Equity Award. Such payment, if any, shall be made upon the termination of the Executive’s employment; provided that the Executive shall not be entitled to such payment if such termination occurs on or after consummation of the Transactions;

(v)           Notwithstanding the preceding provisions or any provision in this Agreement to the contrary, all payments pursuant hereto are intended to comply with Code Section 409A and the guidance thereunder, and this Agreement shall be construed accordingly.  To the extent that compliance with Section 409A(a)(2)(B)(i) would require any payment otherwise provided for by this Agreement to be delayed, such payment shall be made as soon as administratively feasible after the period of delay required by Code Section 409A(a)(2)(B)(i).

For the sake of clarity, the Executive shall not be eligible to receive benefits under this Section 9(d) at a time when he would also be entitled to benefits under the CIC Agreement if his employment were terminated by the Company without “cause” (as defined in the CIC Agreement) or by the Executive for “good reason” (as defined in the CIC Agreement).

(e)           Liquidated Damages.  The parties acknowledge and agree that damages which will result to the Executive for termination by the Company of the Executive’s employment shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) (the “Severance Payments”) shall constitute liquidated damages for any such termination.

(f)            Full Discharge of Company Obligations.  In the event of any breach of this Agreement by the Company, the Executive shall be entitled to the lesser of (i) the amount of damages incurred by the Executive as a direct result of each breach and (ii) the Severance Payments the Executive would be entitled to under Section 9(d) if his employment were terminated thereunder.  The amounts payable to Executive following termination of the Employment Period or upon or any actual or constructive termination of the Executive’s employment  pursuant to this Section 9 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any Company Affiliate, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder.  Payment of any Severance Payment pursuant to Section 9(d) shall be conditioned upon Executive’s execution and non-revocation of a release, in a form substantively identical in terms to the form attached as Exhibit A.

(g)           Section 409A.  To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(g).

10.           Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)            If to the Company:

Biomet, Inc.
56 E. Bell Drive
P.O. Box 587
Warsaw, Indiana  46581-0587

Attn:  Chief Legal Officer
Facsimile Number:  (574) 267-8137

(ii)           If to the Executive:

Jeffrey R. Binder
Address last shown on the Company’s Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.           Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

12.           Effect on Other Agreements.  The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Company (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.

13.           Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 5(e)(i),  7, 9, 10, 11, 12, 13, 14, 15, 18, 19, 21 and 22 hereof shall survive the termination of employment of the Executive.

14.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation.  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.           Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.           Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17.           Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18.           Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Indiana (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).  Except as otherwise provided in Section 7(g), each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing (but subject to Section 7(g)), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive’s employment by the Company or any Related Entity, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Indiana, the court of the United States of America for the Northern District of Indiana, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Indiana State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any Company Affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 10; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Indiana.

19.           Entire Agreement.  This Agreement, the CIC Agreement and the plans and agreements governing the Annual Equity Awards constitute the entire agreement between the parties respecting the employment of the Executive and supersede all other agreements and understandings.

20.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

21.           Withholding.  The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

22.           Definitions.

“Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Company; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company.

“Cause” means (i) the continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason), after a written notice from the Company identifying with reasonable specificity the manner in which the Executive has not substantially performed his duties; (ii) the Executive’s conviction of, or entering a plea of guilty or no contest to, a felony or other crime involving dishonesty or the Executive being subject to a final regulatory sanction that is not appealable within the relevant agency, in connection with his employment by the Company or its affiliates; (iii) a material violation by Executive of any material written policy of the Company that is generally applicable to all employees or all officers of the Company; (iv) the Executive willfully engaging in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, provided that no such conduct will be deemed “willful” unless it is engaged in by the Executive not in good faith and without reasonable belief that the Executive’s conduct was in the best interests of the Company;  (v) Executive’s unreasonable failure to cooperate, if reasonably requested by the Board in good faith, with any material investigation or inquiry by the Board or any governmental or regulatory entity  into his or the Company’s business practices, including, but not limited to, Executive’s unreasonable refusal to be deposed or to provide testimony at any trial or inquiry; (vi) or any material breach by Executive of the provisions of this Agreement that is not cured within fifteen (15) days of written notice from the Company identifying such breach.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Company or other Company confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the Company or any Company Affiliate, in each case, received by the Executive in the course of his employment by the Company or in connection with his duties with the Company.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(b)(i), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated by the Company pursuant to Section 8(b)(ii) or by the Executive pursuant to Section 8(c), the date specified in the Notice of Termination, which in the case of a termination by the Executive may not be less than 90 days following the date the notice is provided.

“Extended Term” shall have the meaning set forth in Section 2.

“Good Reason” means the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, in each case during the Employment Term but prior to a Change in Control (as defined in Executive’s CIC Agreement dated the date hereof) unless, in the case of an act or failure to act described in paragraphs (i) and (ii) below, the act or failure to act is corrected prior to the Date of Termination specified in the Executive’s Notice of Termination (as defined in Executive’s Severance and Change in Control Agreement dated the date hereof):

(i)            the assignment of the Executive to a position and duties inconsistent with the Executive’s status as CEO, as those duties and that position existed at the time when this Agreement was executed or a substantially adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to such date; provided that Good Reason shall not exist under this prong (i) as a consequence, without more, of the Company ceasing to be a public company or becoming a portfolio company, in either case, in connection with the consummation of the transactions contemplated by the Transaction Agreement; or

(ii)           a reduction by the Company in the Executive’s annual base salary and/or Target Bonus as in effect on the date immediately prior to the date that this Agreement was executed.

(iii)          The Executive’s right to terminate the Executive’s employment for Good Reason will not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act that constitutes Good Reason.  Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason if the Executive does not timely provide a Notice of Termination (as defined in Executive’s Severance and Change in Control Agreement dated the date hereof) to the Company within one-hundred twenty (120) days of the date on which the Executive first becomes aware (or reasonably should have become aware) of the occurrence of that event.

“Non-Compete Period” means the period commencing on the Effective Date and ending eighteen (18) months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

BIOMET, INC.

By:	/s/ Niles L. Noblitt
Name:	Niles L. Noblitt
Title:	Chairman of the Board

EXECUTIVE

/s/ Jeffrey R. Binder
Jeffrey R. Binder